Exhibit 99.4

MATTHEWS INTERNATIONAL CORPORATION

2019 Director Fee Plan

Restricted Stock Unit Agreement For Employees

MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation (the “Corporation”), and ●, director of the Corporation who is not also an employee of the Corporation or any of its Subsidiaries (the “Awardee”), for good and valuable consideration the receipt and adequacy of which are hereby acknowledged and intending to be legally bound under this agreement (the “Agreement”) and agree as set forth herein. Terms which are capitalized but not defined in this Agreement have the same meaning as in the Corporation’s 2019 Director Fee Plan (as amended from time to time, the “Plan”) unless the context otherwise requires. This Agreement shall be effective as of ● (the “Effective Date”), provided that this Agreement is executed by the Awardee and delivered to the Corporation (if the Awardee fails to execute this Agreement in the manner specified by the Committee within 180 days of the grant date, the Restricted Stock Units (“RSUs”) identified herein will be cancelled, except as otherwise determined by the Corporation in its sole discretion).

1.    RSU Award. The Corporation hereby confirms the award in the form of RSUs to the Awardee of an aggregate of ● shares of Class A Common Stock, par value $1.00 per share, of the Corporation (the “Class A Common Stock”) under and subject to the terms and conditions of the Plan and this Agreement. Under this Agreement, RSUs are Awards denominated in shares of Class A Common Stock that are settled, subject to the terms and conditions of the Plan and this Agreement, in shares of Class A Common Stock, as set forth herein.

A copy of the Plan is available upon request from Human Resources or on the Company’s intranet site.

2.    Acceptance of Restricted Stock Award. The Awardee accepts the award of the RSUs confirmed hereby, subject to the restrictions of the Plan and this Agreement.

3.    Vesting Restrictions. The restrictions set forth on Exhibit A apply to all of the shares of Class A Common Stock underlying the RSU .

4.    Transfers. Subject to the conditions set forth in the Plan, the Awardee shall not sell, exchange, assign, alienate, pledge, hypothecate, encumber, charge, give, transfer or otherwise dispose of, either voluntarily or by operation of law, any of the RSUs (or any shares subject to the RSUs) or any rights or interests appertaining thereto, prior to the lapse of the employment, stock and performance restrictions imposed by this Agreement as to such shares, except that the shares of any vested RSUs may be transferred by the Awardee by will or, if the Awardee dies intestate, by the laws of descent and distribution of the state of domicile of the Awardee at the time of death.

5.    Delivery of Shares. As of the Effective Date, the Awardee shall have the right to have the RSUs settled in Shares of Class A Common Stock as set forth in this Award, subject to the restrictions of the Plan, this Agreement including but not limited to the restriction in this Section 5, and the policies of the Corporation, including but not limited to the Corporation’s insider trading plan then in effect. Subject to an effective Deferral Election, Shares of Class A Common Stock will be issued as soon as practicable following vesting of the RSUs (but in no event following the 15th day of the second month following the vesting of such RSUs), provided that the Awardee has satisfied his or her tax withholding obligations as specified under Section 6 of this Agreement and the Awardee has completed, signed and returned any documents, and taken any additional action, that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Class A Common Stock. Failure by the Awardee to comply with the conditions in the preceding sentence by the 15th day of the second month following the vesting of such RSUs shall result in forfeiture of such shares of Class A Common Stock underlying the RSU. The shares of Class A Common Stock will be issued in the Awardee’s name (or may be issued to his or her executor or personal representative, in the event of an Awardee’s death or becoming a Disabled Participant), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on Awardee’s behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.

Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Class A Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or the Awardee’s country of residence or employment and/or (ii) the Corporation may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters. Awardee will not have any shareholder rights, including voting rights and actual dividend rights, with respect to the shares subject to Awardee’s award until such Awardee becomes the record holder of those shares following their actual issuance to Awardee and Awardee’s satisfaction of the applicable withholding taxes.

6.    Withholding of Taxes.

To the extent RSUs are subject to tax withholding obligations, the taxable amount will be based on the Fair Market Value (as determined in accordance with the Plan) on the date of the taxable event. RSUs are taxable in accordance with the existing or future tax laws of the country in which Awardee resides or are employed on the grant or vest dates, or during the vesting period. RSUs may be taxable in more than one country, based on Awardee’s country of citizenship and the countries in which Awardee resided or were employed on the grant date, vest date or during the vesting period.

The Awardee will make arrangements satisfactory to the Corporation for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Class A Common Stock shares from vested RSUs (whichever is applicable).

The Corporation will not be required to issue or lift any restrictions on shares of the Class A Common Stock pursuant to Awardee’s RSUs or to recognize any purported transfer of shares of the Class A Common Stock until such obligations are satisfied.

The Awardee is ultimately liable and responsible for all taxes owed by the Awardee in connection with this RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 6 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Class A Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate Awardee’s tax liability. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

The Awardee shall pay any taxes required to be withheld directly to the Corporation or any Subsidiary in cash upon receipt, provided, however, that (i) taxes required to be withheld on any dividends or distributions with respect to the RSUs which are treated as compensation may be withheld directly from such dividends or distributions or from any other compensation to which the Awardee is entitled from the Corporation or any of its Subsidiaries, at the election of the Corporation, and (ii) taxes required to be withheld upon the grant or vesting of the RSUs, may be paid by one or more of the following methods, at the election of the Awardee:

(a) in cash;

(b) if in compliance with any applicable securities laws, by having the Corporation withhold from the shares of Class A Common Stock which have then vested under the RSUs for the Awardee, a number of such shares with a Fair Market Value on the date of vesting of the RSUs equal to the amount of such taxes (rounded down to the next whole number of shares) and with payment in cash by the Awardee to the Corporation or a Subsidiary of the difference between the amount of such taxes and the Fair Market Value of such whole number of shares on such date of vesting; or

(c) if in compliance with any applicable securities laws, by delivery and transfer to the Corporation or a Subsidiary by the Awardee of a number of unencumbered shares of Class A Common Stock with a Fair Market Value on the date of vesting of the RSUs equal to the amount of such taxes (rounded down to the next whole number of shares) and with payment in cash by the Awardee to the Corporation or a Subsidiary of the difference between the amount of such taxes and the Fair Market Value of such whole number of shares on such date of vesting.

If the Awardee does not pay any taxes required to be withheld directly to the Corporation or one of its Subsidiaries in the manner provided in this Section 6 within ten days after any such request, the Corporation or any of its Subsidiaries may withhold such taxes from any other compensation to which the Awardee is entitled from the Corporation or any of its Subsidiaries. The Awardee shall hold the Corporation and its Subsidiaries harmless in acting to satisfy the withholding obligation in this matter if it becomes necessary to do so.

This Award is intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, Awardee recognizes and acknowledges that Section 409A of the Code may impose upon the Awardee certain taxes or interest charges for which Awardee is and shall remain solely responsible.

7.    Effect of Agreement on Rights of Corporation and Awardee. This Agreement does not confer any right on the Awardee to continue in the service of the Corporation or any of its Subsidiaries or interfere in any way with the rights of the Corporation or its shareholders to remove the Awardee from the Board of Directors of the Corporation at any time.

8.    Binding Effect. This Agreement shall be binding upon the successors and assigns of the Corporation and upon the legal representatives, estate, heirs and legatees of the Awardee.

9.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Corporation and the Awardee and supersedes all prior agreements and understandings, oral or written, between the Corporation and the Awardee with respect to the subject matter of this Agreement.

10.    Amendment. This Agreement may be amended only by a written instrument signed by the Corporation and the Awardee.

11.    Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any of the provisions of this Agreement.

12.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

13.    Interpretation of Plan and Agreement; Dispute Resolution. This Agreement is the agreement referred to in Section 13(a) of the Plan with respect to this RSU. If there is any conflict between the Plan and this Agreement, the provisions of the Plan shall control. Any dispute or disagreement which shall arise under or in any way relate to the interpretation or construction of the Plan or this Agreement shall be resolved by the Committee and the decision of the Committee shall be final, binding and conclusive for all purposes. The Awardee and the Corporation and their respective heirs, representatives, successors and assigns irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, this Agreement, and/or the RSU, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of this RSU or the terms and conditions of the Plan, and agree that (a) sole and exclusive appropriate venue for any such action shall be such Pennsylvania courts, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Awardee and the Corporation and over the subject matter of any dispute relating hereto and (d) the Awardee and the Corporation waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

14.    Data Privacy.

Awardee explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this document and any other Award materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs Awardee and any other Subsidiary for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee hereby understands that the Corporation holds certain personal information about Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor for the purpose of implementing, administering and managing the Plan. Awardee hereby understand that Data may be transferred to a third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Awardee’s country. Awardee authorizes the Corporation and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any shares of Class A Common Stock acquired under the RSUs.

15.    Adjustments. The number of shares of Class A Common Stock into which RSUs convert as specified in the Award (and other numbers based on such share amounts) will be adjusted for stock splits and similar matters as specified in and pursuant to the Plan.

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IN WITNESS WHEREOF, the Corporation and the Awardee have executed this Agreement as of this ● day of ●, 20●.

MATTHEWS INTERNATIONAL CORPORATION

President and Chief Executive Officer

WITNESS:	AWARDEE:

Exhibit A

Time-Based Restrictions

A.    General. If, before ● (the “Vesting Date”), the Awardee’s service to the Corporation as a member of the Board of Directors terminates for any reason as a result of (i) a voluntary resignation without the consent of the Board as determined under the Plan or (ii) the removal of the Awardee from the Board with cause, and this restriction has not previously lapsed pursuant to a Section 15 Event, the shares underlying of the RSU which have not been previously forfeited to the Corporation shall, upon such termination of service and without any further action, be forfeited to the Corporation by the Awardee. If (i) the Awardee remains a Director of the Corporation until the Vesting Date and (ii) the service requirements described in the first sentence of this Exhibit A (the “Exhibit A Restriction”) has not previously lapsed pursuant to a Section 15 Event, the Exhibit A Restriction on the Class A Common Stock subject to the RSU shall lapse, such shares shall become vested.

B.    Certain Terminations of Service. If the Awardee terminates his or her service as a Director with the Corporation due to any of the reasons other than as set forth in (i) or (ii) of the immediately preceding paragraph, upon such termination the Exhibit A Restriction on the shares of the Class A Common Stock subject to the RSU on which the Exhibit A Restriction has not previously lapsed pursuant to a Section 15 Event, shall lapse, such shares shall become vested.

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